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Exhibit 23.1

The Board of Directors
Prudential plc
London, England

Independent Auditors' Consent

        We consent to the use of our reports dated May 8, 2002 on the consolidated financial statements and related condensed financial statement schedule of Prudential plc as of December 31, 2001 and 2000 and for each of the years in the three year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 20-F of Prudential plc incorporated by reference herein and to the reference to our firm under the heading "Independent Accountants" in the prospectus.

        Our report on the consolidated financial statements refers to the restatement of the financial statements for the two years ended December 31, 2000 and 1999, reflecting the adoption of Financial Reporting Standard 19 "Deferred tax".

/s/ KPMG AUDIT PLC KPMG Audit Plc

February 27, 2003
London, England

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  Exhibit 23.1